Exhibit 99.2

TRANSACTIONS

The following table sets forth all transactions with respect to securities of the Issuer effected in the last 60 days by the Reporting Persons or on behalf of the Reporting Persons in respect of securities of the Issuer. All such transactions were purchases or sales of securities of the Issuer effected in the open market, and the table includes commissions paid in per share prices.

Fund	Trade Date	Buy/Sell	Shares/Options		Unit Cost		Security
Managed Account	7/29/2016	Sell	(1,600)		$60.4237		Common Stock
FPA Select	8/2/2016	Buy	340		$59.8705		Common Stock
FPA Select Drawdown	8/2/2016	Buy	4,480		$59.8705		Common Stock
FPA Value Partners	8/2/2016	Buy	520		$59.8705		Common Stock
Managed Account	8/10/2016	Buy	1,530		$70.3738		Common Stock
Managed Account	8/10/2016	Sell	780		$70.3036		Common Stock
FPA Hawkeye-7	8/16/2016	Sell	(11,700	)(1)	$6.4209	(2)	Call Option
FPA Hawkeye Fund	8/16/2016	Sell	(8,400	)(1)	$6.4209	(2)	Call Option
Managed Account	8/17/2016	Buy	260		$74.2785		Common Stock

(1)	Represents shares of Common Stock underlying American-style call options sold to unaffiliated third parties. These call options expire on November 18, 2016.
(2)	This amount represents the proceeds received from the sale of an applicable American-style call option to purchase one share of Common Stock. The per share exercise price of these call options is $70.